Exhibit 23.2
INDEPENDENT AUDITORS’ CONSENT
     We consent to the incorporation by reference in this Form S-8 Registration Statement of MegaWest Energy Corp. (formerly Brockton Capital Corp.) (the “Company”) of our Auditors’ Report, dated August 25, 2006, on the balance sheets of the Company as of April 30, 2006 and 2005, and the related statements of operations and cash flows for each of the years in the three year period ended April 30, 2006, and for the period from February 8, 2000 (date of incorporation) to April 30, 2006, and the statement of shareholders’ equity (deficiency) for the period from February 8, 2000 (date of incorporation) to April 30, 2006, which report appears in the Annual Report on Form 10-KSB for the Company for the year ended April 30, 2006.

Vancouver, Canada	“Morgan & Company”

June 12, 2008	Chartered Accountants